UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 16, 2015

GUARDIANLINK, INC.
(Exact name of registrant as specified in charter)

Wyoming	333-195758	45-5294221
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2631 McCormick Drive, Suite 103
Clearwater, Florida 33759
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (800) 258-5123

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01  Changes in Registrant’s Certifying Accountant.

(a)           On February 16, 2015, the Board of Directors of GuardianLink, Inc. (the "Company") approved the Company's dismissal of De Joya Griffith LLC. ("De Joya") as independent auditors for the Company and its subsidiaries.

De Joya's report on the Company's financial statements for the fiscal year ending December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  De Joya's report for the year ended December 31, 2013 was modified to include an emphasis regarding uncertainty about our ability to continue as a going concern.

There have been no disagreements with De Joya on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of De Joya, would have caused it to make reference to the subject matter of the disagreement in connection with its report.  None of the events described in Item 304(a)(1)(v) of Regulation S-K has occurred with respect to De Joya.

The Company provided to De Joya the disclosure contained in this Form 8-K and requested De Joya to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Company herein and, if not, stating the respects in which it does not agree.  A letter from De Joya is attached as Exhibit 16.1 to this Form 8-K and incorporated herein by reference.

(b)           On February 16, 2015, the Board of Directors approved the Company's engagement of Green & Company CPAs, LLC ("Green") as independent auditors for the Company and its subsidiaries.  The Company engaged Green on February 16, 2015.

Neither the Company nor anyone on its behalf consulted Green regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(2) of Regulation S-K (there being none).

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit No.                             Description of Exhibit

16.1	Letter from De Joya Griffith, LLC
dated February 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDIANLINK, INC.

By: /s/ Mark Kelly
Mark Kelly
Chief Executive Officer

Date:   February 17, 2015